Exhibit (a)(1)(g) Option Exchange Program Like Education & Information Session Begins: Tuesday, July 16, 2024 Ends: Tuesday, August 13, 2024, at 11:59 PM (ET)

About Infinite Equity What We Do Who We Are We believe equity compensation programs Our highly experienced team can deliver should drive performance and fuel a wide range of technical expertise with innovation. results-oriented solutions in the following areas: We are an independent professional • Program Design services firm that enables companies to • Award Valuation unlock the value of their equity programs. • Accounting • Performance Tracking • Employee Education Broad-based equity compensation is essential to creating a culture of ownership. 2 Option Exchange Program 2024

Stock Option Exchange Overview What are we doing and why? • Options are a key component of our incentive and retention program, and we have offered them broadly, at all employee levels, since PMV’s founding • We believe options encourage employees to act like owners of the business by: – Motivating us to work toward our collective success – Rewarding employees’ contributions by allowing them to benefit in the growth of the PMV’s value • Vast majority of employee options are significantly “underwater” • PMV is offering a one-time voluntary opportunity to exchange eligible “underwater” options for new options with a lower exercise price 3 Option Exchange Program 2024

Like Program Details 4 Option Exchange Program 2024

Eligibility Who, what when? • Offering Period – July 16, 2024 to August 13, 2024 • Eligible Option Holder – ALL employees (including executive officers) – Must be employed by PMV at the beginning and end of the offering period • Eligible Options – Held by an eligible option holder – Options must have per share exercise price that is (a) greater than $4.36, and (b) granted under our 2020 Equity Incentive Plan following the closing of our IPO on September 29, 2020 – Vested and unvested options are eligible, so long as the options are outstanding (i.e., not exercised or cancelled) 5 Option Exchange Program 2024

New Options How many, how much, and how long? • Exchange Ratio – Elected eligible options exchanged at a 1:1 ratio – Example: Electing to exchange an eligible option covering 100 shares results in receiving a new option covering 100 shares at a new lower exercise price • Exercise Price per Share – Closing stock price of PMV at the expiration of the offering period (i.e., August 13, 2024, unless extended) • Vesting – All new option grants will be unvested and will be required to restart their vesting period – For original grants granted prior to April 30, 2022, three-year vesting term (one-year cliff and monthly thereafter) – For original grants made on or after April 30, 2022, four-year vesting term (one-year cliff and monthly thereafter) – All vesting is subject to continued service with PMV • Maximum Option Term – 10 years from the new grant date on August 13, 2024 (unless extended) All New Options granted under and subject to terms of PMV’s 2020 Equity Incentive Plan 6 Option Exchange Program 2024

Hypothetical Option Exchange Example (with new 3-year vesting) Exchange Grant for New Option Grant: • Grant Date: August 13, 2024 • Number of Shares: 3,000 (1-for-1 exchange ratio) • New Exercise Price: $1.50* • Vested Options (as of August 13, 2024): none Background Assumptions (Original Grant): • New Vesting Schedule: three-year vesting term (one-year cliff and monthly thereafter) • Grant Date and Vesting Commencement Date: April 1, 2021 • Number of Shares: 3,000 • Exercise Price: $30.00 Keep Original Grant: • Vesting: 4-year vesting with a one-year cliff and monthly thereafter • Current “underwater” option grant with a • Vested options (as of July 16, 2024): 2,437 $30.00 exercise price remains in place • No benefit of new lower exercise price of $1.50* • Original 4-year vesting schedule remains in place; continue monthly vesting • Vested options (as of July 16, 2024): 2,437 *Assumes a closing PMV stock price of $1.50 on August 13, 2024; actual exchange price may be higher or lower 7 Confidential

Taxation • Choosing to participate in the exchange will NOT give rise to a taxable event • If you elect to exchange your outstanding options for new options, the new options will have the same tax consequences as your original options, meaning that you will not recognize any taxable income upon the grant of new options • All new options will be either (1) incentive stock options to the maximum extent permitted by law or (2) nonstatutory stock options, depending on the type of option granted to you. However, in the case of incentive stock options, to the extent that the aggregate fair market value (determined as of the new option grant date) of the shares of our common stock subject to your incentive stock options that become exercisable for the first time during any calendar year exceeds $100,000, such excess portion will not constitute an incentive stock option and instead will be treated as a nonstatutory stock option • No new options will have an early exercise feature • If you are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options in Exhibit (a)(1)(A). We recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this Offer 8 Option Exchange Program 2024

Like Making Your Elections 9 Option Exchange Program 2024

Overview Your final elections must be received prior to the Option Exchange deadline of 11:59 PM (ET) on Tuesday, August 13, 2024. Elections What You Confirmation Made Can Do of Elections Your elections can be made through • View Offer Documents and FAQs. You will receive an email confirmation of your elections upon completion. the Option Exchange Program • Elect to exchange eligible Stock website: Options on a grant-by-grant basis. • You can change your election any https://myoptionexchange.com time during the offer period. • View the cross-over point for each eligible Stock Option and model • Once the Option Exchange has the value of your Stock Options closed, only the final election will and your new potential grants at be considered. assumed future Stock Prices. 10 Option Exchange Program 2024

MyOptionExchange.com • Go to https://www.MyOptionExchange.com and click on the link shown on the right to register to create a new user account. 11 Option Exchange Program 2024

MyOptionExchange.com 2. Create a new account using your work email and selecting a password of your choice. Passwords must be a minimum of 8 characters, include both upper and lower-case letters, and at least one special character. 12 Option Exchange Program 2024

MyOptionExchange.com 3. Once you’ve created a new account, log in using your work email and newly-created password. MyOptionExchange utilizes verification identity, so each time you attempt to log in you’ll need to provide a verification code. A verification code will be sent to your work e-mail. The verification code will remain active for approximately 30 minutes, after which a new code will need to be requested. 13 Option Exchange Program 2024

MyOptionExchange.com 4. If you need a new verification code, click ‘Resend Code’, otherwise, type in the verification code you received via email. The verification email will come from info@mail.infiniteequity.com. 14 Option Exchange Program 2024

MyOptionExchange.com 5. The homepage has resources as well as information about the exchange. You will want to click the ‘Election Form’ button or the ‘Election Form’ tab at the top of the screen in order to proceed with making your elections. 15 Option Exchange Program 2024

MyOptionExchange.com 6. You can now proceed with making your elections. You will submit your elections on the Election Form page by indicating which Eligible Options you wish to exchange by selecting “Exchange” or “Do Not Exchange” in the Election column. All elections must be made on a grant-by-grant basis. 16 Option Exchange Program 2024

MyOptionExchange.com 7. After making your elections, you will be asked to confirm them through electronic signature. You will be sent an email confirmation after you hit ‘Submit’. 17 Option Exchange Program 2024

MyOptionExchange.com 8. Once you have confirmed your election and are ready to exit your session, click the ‘Log Off’ button. 18 Option Exchange Program 2024

MyOptionExchange.com MyOptionExchange.com has tools to model out the value of your Eligible Options at various potential future stock prices based on which grants you choose to exchange. Just click the ‘Value Calculator’ button on the exchange page or the ‘Value Calculator’ tab to access this tool. 19 Option Exchange Program 2024

Like Key Dates & Next Steps 20 Option Exchange Program 2024

Key Dates and Next Steps Commencement of Exchange Tuesday, July 16, 2024 Eligible employees can elect whether to exchange Options on a grant-by-grant basis through the MyOptionExchange.com portal. • Exchange window closes at 11:59 PM (ET) on August 13, 2024 • Exchanged Eligible Options cancelled Tuesday, August 13, 2024 New Options are granted, and new grant agreements will be made for acceptance. 21

Important Considerations • Review the offer documents, including the “Risk Factors” section; risks include: – Vested options will be exchanged for unvested options – Increased vesting period may result in increased risk of forfeiture – If your services with PMV terminate before your new options vest, you will receive no value from the unvested portion of the new options – Participation does not guarantee future employment; separation from PMV for any reason will result in unvested new options expiring automatically – Any particular benefit or return cannot be guaranteed • Consult with your financial, legal, and/or tax advisors to fully assess the benefits and risks involved in participating in the exchange offer • PMV has not authorized anyone to make any recommendation on its behalf regarding participation in the stock option exchange. Should a recommendation or representation be received, it should not be relied upon as having been authorized by PMV 22 Confidential

More Information Today’s meeting is just the first step. Please reach out to our dedicated Option Exchange email: optionexchange@pmvpharma.com if you have any questions. 23 Option Exchange Program 2024

Like Appendix 24 Option Exchange Program 2024

Exchange Program Synopsis | FAQ What are the Exchange Dates: Tuesday, July 16, 2024 – Tuesday, August 13, 2024, at 11:59 PM (ET) Who is Eligible: All active employees with Eligible Options are entitled to exchange Eligible Options for New Options. What is being Exchanged Eligible Options for New Options (Exchange Offer): Grants after the September 2020 IPO pursuant to our 2020 Equity Incentive Plan and have a strike price What are the Eligible Grants: greater than $4.36. Can you exchange Partial No. You may elect to exchange your Eligible Options on a grant-by-grant basis. No partial exchanges of any Grants? grants will be permitted. You either exchange all options granted on a certain date, or none of those options. What are the Exchange 1 : 1 (i.e., 1,000 Eligible Options for 1,000 New Options) Ratios: • Options Issued Prior to April 30, 2022: st 3-Year Vesting Schedule; 33% (1 year), equal installments 24 months thereafter What is the Option Vesting Schedule: • Options Issued On or After April 30, 2022: st 4-Year Vesting Schedule; 25% (1 year), equal installments 36 months thereafter Can You Change Your Yes. On myoptionexchange.com you can change your elections at any time before the conclusion of the Elections: exchange. 25 Option Exchange Program 2024

Key Terms & Definitions The number of shares underlying Eligible Options you will need to exchange for New Options (e.g., 1 share underlying an Eligible Exchange Ratio Option for 1 New Option). Eligible Options The Eligible Options that are allowed to be exchanged during the Option Exchange Offer. The last possible time you can elect to participate in the Option Exchange. The Option Exchange is scheduled to expire at 11:59 PM Expiration Time (ET) on August 13, 2024, unless extended. New Options The New Stock Options granted to you, in place of the Eligible Options, if you chose to participate in the Option Exchange. The right to buy shares of PMV Pharmaceuticals, Inc. common stock, at a fixed price (called the Strike Price or Exercise Price) for a Stock Option certain period of time. Strike Price / The price at which PMV Pharmaceuticals, Inc. shares can be purchased upon exercise of a Stock Option. The Strike Price is set when the Stock Option is granted. Exercise Price Underwater A Stock Option that has a Strike Price that is higher than the current price of PMV Pharmaceuticals, Inc. stock. Option The time period in which you must remain in employment or service with PMV Pharmaceuticals, Inc. in order to vest in the New Options Vesting Period received. Any unvested, New Options may be forfeited at the time of a termination of service. 26 Option Exchange Program 2024